Exhibit 99.1

Contact:

MicroStrategy Incorporated

Investor Relations

ir@microstrategy.com

(703) 848-8600

MicroStrategy Announces

Third Quarter 2021 Financial Results

TYSONS CORNER, Va., October 28, 2021 - MicroStrategy® Incorporated (Nasdaq: MSTR) (“MicroStrategy”), the largest independent publicly-traded business intelligence company, today announced financial results for the three-month period ended September 30, 2021 (the third quarter of its 2021 fiscal year).

“MicroStrategy delivered strong third quarter results that demonstrated successful execution on both our operational and digital asset strategies. Overall demand for the MicroStrategy platform continued to increase, and we are pleased with the growing interest and adoption of our cloud solutions,” said Michael J. Saylor, CEO, MicroStrategy.

“We also significantly expanded our bitcoin holdings in the quarter, adding nearly 9,000 bitcoins to our holdings after successfully raising capital in the quarter through our at-the-market equity offering. Today, MicroStrategy is the world’s largest publicly traded corporate owner of bitcoin with over 114,000 bitcoins. We will continue to evaluate opportunities to raise additional capital to execute on our bitcoin strategy.”

Third Quarter 2021 Financial Highlights

•

Revenues: Total revenues for the third quarter of 2021 were $128.0 million, a 0.5% increase, compared to the third quarter of 2020. Total revenues for the third quarter of 2021 did not materially change on a non-GAAP constant currency basis. Product licenses and subscription services revenues for the third quarter of 2021 were $36.7 million, a 3.2% decrease, or a 3.1% decrease on a non-GAAP constant currency basis, compared to the third quarter of 2020. Product support revenues for the third quarter of 2021 were $70.4 million, a 1.4% decrease, or a 2.0% decrease on a non-GAAP constant currency basis, compared to the third quarter of 2020. Other services revenues for the third quarter of 2021 were $20.9 million, a 15.1% increase, or a 14.3% increase on a non-GAAP constant currency basis, compared to the third quarter of 2020.

•	Gross Profit: Gross profit for the third quarter of 2021 was $105.7 million, representing an 82.6% gross margin, compared to a gross margin of 82.9% in the third quarter of 2020.
•

Operating Expenses: Operating expenses for the third quarter of 2021 were $155.3 million, a 23.3% increase compared to the third quarter of 2020. Operating expenses include impairment losses on MicroStrategy’s digital assets, which were $65.2 million during the third quarter of 2021, compared to $44.2 million in the third quarter of 2020.

•

Loss from Operations: Loss from operations for the third quarter of 2021 was $49.7 million versus $20.3 million for the third quarter of 2020. Non-GAAP income from operations, which excluded share-based compensation expense and digital asset impairment losses, was $27.7 million for the third quarter of 2021 versus $26.5 million for the third quarter of 2020.

•

Net Loss: Net loss for the third quarter of 2021 was $36.1 million, or $3.61 per share on a diluted basis, as compared to net loss of $14.2 million, or $1.48 per share on a diluted basis, for the third quarter of 2020. Non-GAAP net income, which excluded share-based compensation expense, digital asset impairment losses, interest expense arising from the amortization of debt issuance costs, and related income tax effects, was $18.6 million, or $1.86 per share on a non-GAAP diluted basis, for the third quarter of 2021, as compared to non-GAAP net income of $19.8 million, or $2.06 per share on a non-GAAP diluted basis, for the third quarter of 2020.

•	Cash and Cash Equivalents: As of September 30, 2021, MicroStrategy had cash and cash equivalents of $57.0 million, as compared to $59.7 million as of December 31, 2020, a decrease of $2.7 million.
•

Digital Assets: As of September 30, 2021, the carrying value of MicroStrategy’s digital assets (comprised of approximately 114,042 bitcoins) was $2.406 billion, which reflects cumulative impairment losses of $754.7 million since acquisition and an average carrying amount per bitcoin of approximately $21,095. As of September 30, 2021, the original cost basis and market value of MicroStrategy’s bitcoin were $3.160 billion and $4.965 billion, respectively, which reflects an average cost per bitcoin of approximately $27,713 and a market price per bitcoin of $43,534.56, respectively. Additional information on MicroStrategy’s digital asset holdings is included in the “Digital Assets – Additional Information” tables at the end of this press release.

•

Open Market Sale Agreement: On June 14, 2021, MicroStrategy entered into an Open Market Sale Agreement (the “Sale Agreement”) with Jefferies LLC, as agent (“Jefferies”), pursuant to which MicroStrategy may sell shares of its class A common stock having an aggregate offering price of up to $1.0 billion from time to time through Jefferies. During the three and nine months ended September 30, 2021 the Company sold 555,179 shares of its class A common stock under the Sale Agreement, at an average gross price per share of approximately $727.64, for aggregate net proceeds (less $4.5 million in sales commissions and expenses) of approximately $399.5 million. As of September 30, 2021, approximately $596.0 million remained available for sale pursuant to the Sale Agreement.

The tables at the end of this press release include a reconciliation of GAAP to non-GAAP financial measures for the three and nine months ended September 30, 2021 and 2020. An explanation of non-GAAP financial measures is also included under the heading “Non-GAAP Financial Measures” below. Additional non-GAAP financial measures are included in MicroStrategy’s “Q3 2021 Earnings Presentation,” which will be available under the “Events and Presentations” section of MicroStrategy’s investor relations website at https://www.microstrategy.com/en/investor-relations.

MicroStrategy uses its Intelligent Enterprise™ platform across the enterprise and has created an interactive dossier with quarterly financial performance data. Anyone can access the MSTR Financials dossier via a web browser, or by downloading the MicroStrategy Library™ app on an iOS or Android device. To download the native apps, visit MicroStrategy Library for iOS or MicroStrategy Library for Android.

Non-GAAP Financial Measures

MicroStrategy is providing supplemental financial measures for (i) non-GAAP income from operations that excludes the impact of share-based compensation expense and impairment losses and gains on sale from intangible assets, which include its digital assets, (ii) non-GAAP net income and non-GAAP diluted earnings per share that exclude the impact of share-based compensation expense, impairment losses and gains on sale from intangible assets, which include its digital assets, interest expense arising from the amortization of debt issuance costs related to MicroStrategy’s long-term debt, and related income tax effects, and (iii) non-GAAP constant currency revenues that exclude foreign currency exchange rate fluctuations. These supplemental financial measures are not measurements of financial performance under generally accepted accounting principles in the United States (“GAAP”) and, as a result, these supplemental financial measures may not be comparable to similarly titled measures of other companies. Management uses these non-GAAP financial measures internally to help understand, manage, and evaluate business performance and to help make operating decisions.

MicroStrategy believes that these non-GAAP financial measures are also useful to investors and analysts in comparing its performance across reporting periods on a consistent basis. The first supplemental financial measure excludes (i) a significant non-cash expense that MicroStrategy believes is not reflective of its general business performance, and for which the accounting requires management judgment and the resulting share-based compensation expense could vary significantly in comparison to other companies and (ii) significant impairment losses and gains on sale from intangible assets, which include MicroStrategy’s bitcoin. The second set of supplemental financial measures excludes the impact of (i) share-based compensation expense, (ii) impairment losses and gains on sale from intangible assets, which include MicroStrategy’s bitcoin, (iii) non-cash interest expense arising from the amortization of debt issuance costs related to MicroStrategy’s long-term debt, and (iv) related income tax effects. The third set of supplemental financial measures excludes changes resulting from fluctuations in foreign currency exchange rates so that results may be compared to the same period in the prior year on a non-GAAP constant currency basis. MicroStrategy believes the use of these non-GAAP financial measures can also facilitate comparison of MicroStrategy’s operating results to those of its competitors. With respect to the exclusion of impairment losses on bitcoin in the first two supplemental financial measures, MicroStrategy also believes that adjusting its operating results to remove GAAP impairment losses aligns with its corporate strategy of acquiring and holding bitcoin because the impairment losses do not account for the subsequent increases in market value that MicroStrategy has experienced while holding its bitcoin. In addition, in conjunction with other excluded items, the exclusion of impairment losses on bitcoin helps to provide greater transparency on the operating results from MicroStrategy’s enterprise analytics software business.

Conference Call

MicroStrategy will be discussing its third quarter 2021 financial results on a live Video Webinar today beginning at approximately 5:00 p.m. EDT. The live Video Webinar and accompanying presentation materials will be available under the “Events and Presentations” section of MicroStrategy’s investor relations website at https://www.microstrategy.com/en/investor-relations. Log-in instructions will be available after registering for the event. An archived replay of the event will be available beginning approximately two hours after the call concludes.

About MicroStrategy Incorporated

MicroStrategy (Nasdaq: MSTR) is the largest independent publicly-traded analytics and business intelligence company. The MicroStrategy analytics platform is consistently rated as the best in enterprise analytics and is used by many of the world’s most admired brands in the Fortune Global 500. We pursue two corporate strategies: (1) grow our enterprise analytics software business to promote our vision of Intelligence Everywhere and (2) acquire and hold bitcoin, which we view as a dependable store of value supported by a robust, public, open-source architecture untethered to sovereign monetary policy. For more information about MicroStrategy, visit www.microstrategy.com.

MicroStrategy, Intelligent Enterprise, and MicroStrategy Library are either trademarks or registered trademarks of MicroStrategy Incorporated in the United States and certain other countries. Other product and company names mentioned herein may be the trademarks of their respective owners.

This press release may include statements that may constitute “forward-looking statements,” including estimates of future business prospects or financial results and statements containing the words “believe,” “estimate,” “project,” “expect,” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results of MicroStrategy Incorporated and its subsidiaries (collectively, the “Company”) to differ materially from the forward-looking statements. Factors that could contribute to such differences include: the market price of bitcoin and any associated impairment charges that the Company may incur as a result of a decrease in the market price below the value at which the Company’s bitcoins are carried on its balance sheet; gains or losses on sales of bitcoins that the Company would incur upon any sale of its bitcoins; changes in the accounting treatment of the Company’s bitcoin holdings; changes in securities laws or other laws or regulations relating to bitcoin that could adversely affect the price of bitcoin or the Company’s ability to own bitcoin; a decrease in liquidity in the markets in which bitcoins are traded; security breaches, cyberattacks, unauthorized access, loss of private keys, or fraud that results in the Company’s loss of its bitcoins; the level and terms of the Company’s substantial indebtedness and its ability to service such debt; the extent and timing of market acceptance of the Company’s new offerings; continued acceptance of the Company’s other products in the marketplace; the Company’s ability to recognize revenue or deferred revenue through delivery of products or satisfactory performance of services; the timing of significant orders; delays in or the inability of the Company to develop or ship new products; customers shifting from a product license model to a cloud subscription model, which may delay the Company’s ability to recognize revenue; fluctuations in tax benefits or provisions; impacts of the COVID-19 pandemic; competitive factors; general economic conditions; currency fluctuations; and other risks detailed in MicroStrategy’s registration statements and periodic reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update these forward-looking statements for revisions or changes after the date of this release.

MSTR-F

MICROSTRATEGY INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues
Product licenses	$25,830	$29,573	$69,261	$56,973
Subscription services	10,853	8,305	31,221	24,294
Total product licenses and subscription services	36,683	37,878	100,482	81,267
Product support	70,387	71,352	212,063	212,548
Other services	20,924	18,178	63,702	55,601
Total revenues	127,994	127,408	376,247	349,416

Cost of revenues
Product licenses	383	545	1,290	1,729
Subscription services	4,282	3,656	11,720	11,512
Total product licenses and subscription services	4,665	4,201	13,010	13,241
Product support	4,679	5,679	14,353	19,234
Other services	12,975	11,856	40,543	37,795
Total cost of revenues	22,319	21,736	67,906	70,270

Gross profit	105,675	105,672	308,341	279,146

Operating expenses
Sales and marketing	38,209	35,330	116,728	109,799
Research and development	28,211	26,638	86,242	78,606
General and administrative	23,751	19,733	68,397	60,514
Digital asset impairment losses	65,165	44,242	684,034	44,242
Total operating expenses	155,336	125,943	955,401	293,161

Loss from operations	(49,661)	(20,271)	(647,060)	(14,015)
Interest (expense) income, net	(10,723)	209	(17,520)	2,627
Other income (expense), net	1,264	(2,971)	1,631	(4,532)
Loss before income taxes	(59,120)	(23,033)	(662,949)	(15,920)
Benefit from for income taxes	(22,984)	(8,804)	(217,446)	(5,735)
Net loss	$(36,136)	$(14,229)	$(445,503)	$(10,185)

Basic loss per share (1):	$(3.61)	$(1.48)	$(45.47)	$(1.04)
Weighted average shares outstanding used in computing basic loss per share	9,999	9,616	9,798	9,777

Diluted loss per share (1):	$(3.61)	$(1.48)	$(45.47)	$(1.04)
Weighted average shares outstanding used in computing diluted loss per share	9,999	9,616	9,798	9,777

(1)	Basic and fully diluted loss per share for class A and class B common stock are the same.

MICROSTRATEGY INCORPORATED

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	September 30,	December 31,
	2021	2020*
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$56,975	$59,675
Restricted cash	1,149	1,084
Accounts receivable, net	123,748	197,461
Prepaid expenses and other current assets	15,750	14,400
Total current assets	197,622	272,620

Digital assets	2,405,739	1,054,302
Property and equipment, net	38,133	42,975
Right-of-use assets	68,755	73,597
Deposits and other assets	14,857	15,615
Deferred tax assets, net	261,138	6,503
Total Assets	$2,986,244	$1,465,612

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, accrued expenses, and operating lease liabilities	$45,454	$45,119
Accrued compensation and employee benefits	47,759	49,249
Deferred revenue and advance payments	160,697	191,250
Total current liabilities	253,910	285,618

Long-term debt, net	2,153,034	486,366
Deferred revenue and advance payments	8,302	14,662
Operating lease liabilities	78,939	84,328
Other long-term liabilities	28,934	33,382
Deferred tax liabilities	1,811	8,211
Total Liabilities	2,524,930	912,567

Stockholders’ Equity
Preferred stock undesignated, $0.001 par value; 5,000 shares authorized; no shares issued or outstanding	0	0
Class A common stock, $0.001 par value; 330,000 shares authorized; 17,078 shares issued and 8,394 shares outstanding, and 16,307 shares issued and 7,623 shares outstanding, respectively	17	16
Class B convertible common stock, $0.001 par value; 165,000 shares authorized; 1,964 shares issued and outstanding, and 1,964 shares issued and outstanding, respectively	2	2
Additional paid-in capital	1,118,761	763,051
Treasury stock, at cost; 8,684 shares and 8,684 shares, respectively	(782,104)	(782,104)
Accumulated other comprehensive loss	(6,781)	(3,885)
Retained earnings	131,419	575,965
Total Stockholders’ Equity	461,314	553,045
Total Liabilities and Stockholders’ Equity	$2,986,244	$1,465,612

*	Derived from audited financial statements.

MICROSTRATEGY INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine Months Ended
	September 30,
	2021	2020
	(unaudited)	(unaudited)
Operating activities:
Net loss	$(445,503)	$(10,185)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	8,639	9,342
Reduction in carrying amount of right-of-use assets	6,190	6,134
Credit losses and sales allowances	748	1,874
Net realized gain on short-term investments	0	(94)
Deferred taxes	(221,328)	(13,341)
Release of liabilities for unrecognized tax benefits	(152)	0
Share-based compensation expense	30,973	7,897
Digital asset impairment losses	684,034	44,242
Amortization of issuance costs on long-term debt	5,084	0
Changes in operating assets and liabilities:
Accounts receivable	10,634	6,439
Prepaid expenses and other current assets	(1,693)	391
Deposits and other assets	(594)	(175)
Accounts payable and accrued expenses	(606)	902
Accrued compensation and employee benefits	(1,698)	(7,221)
Deferred revenue and advance payments	24,385	(12,385)
Operating lease liabilities	(7,714)	(7,148)
Other long-term liabilities	(813)	1,625
Net cash provided by operating activities	90,586	28,297

Investing activities:
Purchases of digital assets	(2,035,471)	(425,000)
Proceeds from redemption of short-term investments	0	119,886
Purchases of property and equipment	(1,882)	(1,162)
Purchases of short-term investments	0	(9,928)
Net cash used in investing activities	(2,037,353)	(316,204)

Financing activities:
Proceeds from convertible senior notes	1,050,000	0
Issuance costs paid for convertible senior notes	(24,742)	0
Proceeds from senior secured notes	500,000	0
Issuance costs paid for senior secured notes	(12,792)	0
Proceeds from sale of class A common stock under public offerings	403,970	0
Issuance costs paid related to sale of class A common stock under public offerings	(4,501)	0
Proceeds from sale of class A common stock under exercise of employee stock options	31,380	3,616
Proceeds from issuance of class A common stock under employee stock purchase plan	2,854	0
Purchases of treasury stock	0	(122,480)
Net cash provided by (used in) financing activities	1,946,169	(118,864)

Effect of foreign exchange rate changes on cash, cash equivalents, and restricted cash	(2,037)	2,839
Net decrease in cash, cash equivalents, and restricted cash	(2,635)	(403,932)
Cash, cash equivalents, and restricted cash, beginning of period	60,759	457,816
Cash, cash equivalents, and restricted cash, end of period	$58,124	$53,884

MICROSTRATEGY INCORPORATED

REVENUE AND COST OF REVENUE DETAIL

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues
Product licenses and subscription services:
Product licenses	$25,830	$29,573	$69,261	$56,973
Subscription services	10,853	8,305	31,221	24,294
Total product licenses and subscription services	36,683	37,878	100,482	81,267
Product support	70,387	71,352	212,063	212,548
Other services:
Consulting	19,738	16,954	60,071	51,973
Education	1,186	1,224	3,631	3,628
Total other services	20,924	18,178	63,702	55,601
Total revenues	127,994	127,408	376,247	349,416

Cost of revenues
Product licenses and subscription services:
Product licenses	383	545	1,290	1,729
Subscription services	4,282	3,656	11,720	11,512
Total product licenses and subscription services	4,665	4,201	13,010	13,241
Product support	4,679	5,679	14,353	19,234
Other services:
Consulting	11,745	10,331	36,515	31,927
Education	1,230	1,525	4,028	5,868
Total other services	12,975	11,856	40,543	37,795
Total cost of revenues	22,319	21,736	67,906	70,270

Gross profit	$105,675	$105,672	$308,341	$279,146

MICROSTRATEGY INCORPORATED

DIGITAL ASSETS – ADDITIONAL INFORMATION

ROLLFORWARD OF BITCOIN HOLDINGS

(unaudited)

	Source of Capital Used to Purchase Bitcoin	Digital Asset Original Cost Basis (in thousands)	Digital Asset Impairment Losses (in thousands)	Digital Asset Carrying Value (in thousands)	Approximate Number of Bitcoins Held	Approximate Average Purchase Price Per Bitcoin
Balance at June 30, 2020		$0	$0	$0	0	n/a
Digital asset purchases	(a)	425,000		425,000	38,250	11,111
Digital asset impairment losses			(44,242)	(44,242)
Balance at September 30, 2020		$425,000	$(44,242)	$380,758	38,250	$11,111
Digital asset purchases	(b)	700,000		700,000	32,219	21,726
Digital asset impairment losses			(26,456)	(26,456)
Balance at December 31, 2020		$1,125,000	$(70,698)	$1,054,302	70,469	$15,964
Digital asset purchases	(c)	1,086,375		1,086,375	20,857	52,087
Digital asset impairment losses			(194,095)	(194,095)
Balance at March 31, 2021		$2,211,375	$(264,793)	$1,946,582	91,326	$24,214
Digital asset purchases	(d)	529,231		529,231	13,759	38,464
Digital asset impairment losses			(424,774)	(424,774)
Balance at June 30, 2021		$2,740,606	$(689,567)	$2,051,039	105,085	$26,080
Digital asset purchases	(e)	419,865		419,865	8,957	46,876
Digital asset impairment losses			(65,165)	(65,165)
Balance at September 30, 2021		$3,160,471	$(754,732)	$2,405,739	114,042	$27,713

(a)	In the third quarter of 2020, MicroStrategy purchased bitcoin using excess cash, including cash from the liquidation of short-term investments.
(b)	In the fourth quarter of 2020, MicroStrategy purchased bitcoin using $634.7 million in net proceeds from its issuance of the 2025 Convertible Notes and excess cash.
(c)	In the first quarter of 2021, MicroStrategy purchased bitcoin using $1.026 billion in net proceeds from its issuance of the 2027 Convertible Notes and excess cash.
(d)	In the second quarter of 2021, MicroStrategy purchased bitcoin using $487.2 million in net proceeds from its issuance of the 2028 Secured Notes and excess cash.
(e)

In the third quarter of 2021, MicroStrategy purchased bitcoin using $399.5 million in net proceeds from its sale of 555,179 shares of class A common stock offered under the Sale Agreement and excess cash.

MICROSTRATEGY INCORPORATED

DIGITAL ASSETS – ADDITIONAL INFORMATION

MARKET VALUE OF BITCOIN HOLDINGS

(unaudited)

	Approximate Number of Bitcoins Held at End of Quarter	Lowest Market Price Per Bitcoin During Quarter (f)	Market Value of Bitcoin Held at End of Quarter Using Lowest Market Price (in thousands) (g)	Highest Market Price Per Bitcoin During Quarter (h)	Market Value of Bitcoin Held at End of Quarter Using Highest Market Price (in thousands) (i)	Market Price Per Bitcoin at End of Quarter (j)	Market Value of Bitcoin Held at End of Quarter Using Ending Market Price (in thousands) (k)
June 30, 2020	0	n/a	n/a	n/a	n/a	n/a	n/a
September 30, 2020	38,250	$8,905.84	$340,648	$12,486.61	$477,613	$10,706.00	$409,505
December 31, 2020	70,469	$10,363.76	$730,324	$29,321.90	$2,066,285	$29,181.00	$2,056,356
March 31, 2021	91,326	$27,678.00	$2,527,721	$61,788.45	$5,642,892	$58,601.28	$5,351,820
June 30, 2021	105,085	$28,800.00	$3,026,448	$64,899.00	$6,819,911	$34,763.47	$3,653,119
September 30, 2021	114,042	$29,301.56	$3,341,609	$52,944.96	$6,037,949	$43,534.56	$4,964,768

(f)

The "Lowest Market Price Per Bitcoin During Quarter" represents the lowest market price for one bitcoin reported on the Coinbase exchange during the respective quarter, without regard to when MicroStrategy purchased any of its bitcoin.

(g)

The "Market Value of Bitcoin Held Using Lowest Market Price" represents a mathematical calculation consisting of the lowest market price for one bitcoin reported on the Coinbase exchange during the respective quarter multiplied by the number of bitcoins held by MicroStrategy at the end of the applicable period.

(h)

The "Highest Market Price Per Bitcoin During Quarter" represents the highest market price for one bitcoin reported on the Coinbase exchange during the respective quarter, without regard to when MicroStrategy purchased any of its bitcoin.

(i)

The "Market Value of Bitcoin Held Using Highest Market Price" represents a mathematical calculation consisting of the highest market price for one bitcoin reported on the Coinbase exchange during the respective quarter multiplied by the number of bitcoins held by MicroStrategy at the end of the applicable period.

(j)	The "Market Price Per Bitcoin at End of Quarter" represents the market price of one bitcoin on the Coinbase exchange at 4:00 p.m. Eastern Time on the last day of the respective quarter.
(k)

The "Market Value of Bitcoin Held at End of Quarter Using Ending Market Price" represents a mathematical calculation consisting of the market price of one bitcoin on the Coinbase exchange at 4:00 p.m. Eastern Time on the last day of the respective quarter multiplied by the number of bitcoins held by MicroStrategy at the end of the applicable period.

The amounts reported as “Market Value” in the above table represent only a mathematical calculation consisting of the price for one bitcoin reported on the Coinbase exchange (MicroStrategy’s principal market) in each scenario defined above multiplied by the number of bitcoins held by MicroStrategy at the end of the applicable period. The Securities and Exchange Commission has previously stated that there has not been a demonstration that (i) bitcoin and bitcoin markets are inherently resistant to manipulation or that the spot price of bitcoin may not be subject to fraud and manipulation; and (ii) adequate surveillance-sharing agreements with bitcoin-related markets are in place, as bitcoin-related markets are either not significant, not regulated, or both. Accordingly, the Market Value amounts reported above may not accurately represent fair market value, and the actual fair market value of MicroStrategy’s bitcoin may be different from such amounts and such deviation may be material. Moreover, (i) the bitcoin market historically has been characterized by significant volatility in price, limited liquidity and trading volumes compared to sovereign currencies markets, relative anonymity, a developing regulatory landscape, potential susceptibility to market abuse and manipulation, and various other risks that are, or may be, inherent in its entirely electronic, virtual form and decentralized network and (ii) MicroStrategy may not be able to sell its bitcoins at the Market Value amounts indicated above, at the market price as reported on the Coinbase exchange (its principal market) on the date of sale, or at all.

MICROSTRATEGY INCORPORATED

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(LOSS) INCOME FROM OPERATIONS

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Reconciliation of non-GAAP income from operations:
Loss from operations	$(49,661)	$(20,271)	$(647,060)	$(14,015)
Share-based compensation expense	12,166	2,560	30,973	7,897
Digital asset impairment losses	65,165	44,242	684,034	44,242
Non-GAAP income from operations	$27,670	$26,531	$67,947	$38,124

MICROSTRATEGY INCORPORATED

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

NET (LOSS) INCOME AND (LOSS) EARNINGS PER SHARE

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Reconciliation of non-GAAP net income:
Net loss	$(36,136)	$(14,229)	$(445,503)	$(10,185)
Share-based compensation expense	12,166	2,560	30,973	7,897
Digital asset impairment losses	65,165	44,242	684,034	44,242
Interest expense arising from amortization of debt issuance costs	2,107	0	5,084	0
Income tax effects (1)	(24,736)	(12,729)	(224,407)	(12,293)
Non-GAAP net income	$18,566	$19,844	$50,181	$29,661

Reconciliation of non-GAAP diluted earnings per share (2):
Diluted loss per share	$(3.61)	$(1.48)	$(45.47)	$(1.04)
Share-based compensation expense (per diluted share)	1.21	0.27	3.16	0.81
Digital asset impairment losses (per diluted share)	6.52	4.59	69.81	4.52
Interest expense arising from amortization of debt issuance costs (per diluted share)	0.21	0.00	0.52	0.00
Income tax effects (per diluted share)	(2.47)	(1.32)	(22.90)	(1.26)
Non-GAAP diluted earnings per share	$1.86	$2.06	$5.12	$3.03

(1)Income tax effects reflect the net tax effects of stock-based compensation expense, digital asset impairment losses, and interest expense for amortization of debt issuance costs.

(2)For reconciliation purposes, the non-GAAP diluted earnings (loss) per share calculations use the same weighted average shares outstanding as that used in the GAAP diluted earnings (loss) per share calculations for the same period. For example, in periods of GAAP net loss, otherwise dilutive potential shares of common stock from MicroStrategy’s share-based compensation arrangements and Convertible Notes are excluded from the GAAP diluted loss per share calculation as they would be antidilutive, and therefore are also excluded from the non-GAAP diluted earnings or loss per share calculation.

MICROSTRATEGY INCORPORATED

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

CONSTANT CURRENCY

(in thousands)

	Three Months Ended
	September 30,
	(unaudited)
	GAAP	Foreign Currency Exchange Rate Impact (1)	Non-GAAP Constant Currency (2)	GAAP	GAAP % Change	Non-GAAP Constant Currency % Change (3)
	2021	2021	2021	2020	2021	2021
Revenues
Product licenses	$25,830	$(146)	$25,976	$29,573	-12.7%	-12.2%
Subscription services	10,853	110	10,743	8,305	30.7%	29.4%
Total product licenses and subscription services	36,683	(36)	36,719	37,878	-3.2%	-3.1%
Product support	70,387	450	69,937	71,352	-1.4%	-2.0%
Other services	20,924	143	20,781	18,178	15.1%	14.3%
Total revenues	127,994	557	127,437	127,408	0.5%	0.0%

	Nine Months Ended
	September 30,
	(unaudited)
	GAAP	Foreign Currency Exchange Rate Impact (1)	Non-GAAP Constant Currency (2)	GAAP	GAAP % Change	Non-GAAP Constant Currency % Change (3)
	2021	2021	2021	2020	2021	2021
Revenues
Product licenses	$69,261	$311	$68,950	$56,973	21.6%	21.0%
Subscription services	31,221	564	30,657	24,294	28.5%	26.2%
Total product licenses and subscription services	100,482	875	99,607	81,267	23.6%	22.6%
Product support	212,063	4,792	207,271	212,548	-0.2%	-2.5%
Other services	63,702	1,524	62,178	55,601	14.6%	11.8%
Total revenues	376,247	7,191	369,056	349,416	7.7%	5.6%

(1)

The “Foreign Currency Exchange Rate Impact” reflects the estimated impact of fluctuations in foreign currency exchange rates on international revenues. It shows the increase (decrease) in international revenues from the same period in the prior year, based on comparisons to the prior year quarterly average foreign currency exchange rates. The term “international” refers to operations outside of the United States and Canada.

(2)	The “Non-GAAP Constant Currency” reflects the current period GAAP amount, less the Foreign Currency Exchange Rate Impact.

(3)	The “Non-GAAP Constant Currency % Change” reflects the percentage change between the current period Non-GAAP Constant Currency amount and the GAAP amount for the same period in the prior year.

MICROSTRATEGY INCORPORATED

DEFERRED REVENUE DETAIL

(in thousands)

	September 30,	December 31,	September 30,
	2021	2020*	2020
	(unaudited)		(unaudited)
Current:
Deferred product licenses revenue	$2,315	$1,495	$186
Deferred subscription services revenue	23,089	26,258	19,535
Deferred product support revenue	130,339	156,216	134,632
Deferred other services revenue	4,954	7,281	6,492
Total current deferred revenue and advance payments	$160,697	$191,250	$160,845

Non-current:
Deferred product licenses revenue	$74	$139	$140
Deferred subscription services revenue	590	8,758	5,988
Deferred product support revenue	6,973	5,055	4,759
Deferred other services revenue	665	710	770
Total non-current deferred revenue and advance payments	$8,302	$14,662	$11,657

Total current and non-current:
Deferred product licenses revenue	$2,389	$1,634	$326
Deferred subscription services revenue	23,679	35,016	25,523
Deferred product support revenue	137,312	161,271	139,391
Deferred other services revenue	5,619	7,991	7,262
Total current and non-current deferred revenue and advance payments	$168,999	$205,912	$172,502

*	Derived from audited financial statements.